Exhibit 10.6

C-BOND SYSTEMS, LLC
COMMON UNIT OPTION PLAN

 COMMON UNIT OPTION AGREEMENT
This Common Unit Option Agreement (this "Agreement") is made effective as of _________________, 2015 (the "Grant Date"), between C-Bond Systems, LLC, a Texas limited liability company (the "Company")  and __________________ (the "Optionee").
WHEREAS, the Company considers that its interests will be served by granting the Optionee an option to purchase Common Units of the Company, subject to the terms and conditions of this Agreement, as an inducement for the Optionee's continued and effective performance of services as an employee of, or consultant, advisor or other service provider to, the Company;
WHEREAS, pursuant to the C-Bond Systems, LLC Common Unit Option Plan (the "Plan"), the Administrator has granted to the Optionee an option to acquire Common Units of the Company, subject to the terms and conditions of this Agreement; and
WHEREAS, the Optionee desires to accept such option subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee, intending to be legally bound, hereby agree as follows:
1.             Grant.
(a)       The Administrator, on behalf of the Company, has granted to the Optionee on the Grant Date an option (the "Option") to purchase, subject to the terms and conditions set forth herein and in the Plan, all or any part of _______ Common Units of the Company (subject to adjustment as set forth in Section 9 of the Plan) (the "Common Units") at a price of $_____ per Common Unit (subject to adjustment as set forth in Section 9 of the Plan) (the "Exercise Price").  By accepting the Option, the Optionee irrevocably agrees on behalf of the Optionee and the Optionee's successors and permitted assigns to all of the terms and conditions of the award as set forth in or pursuant to this Agreement and the Plan (as the Plan may be amended from time to time).
(b)             The Option is not intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").  The Option will be a non-qualified option to purchase Common Units, governed by Treasury Regulation § 1.83-7. Absent a change in law prior to the exercise of the Option, upon exercise of the Option, the excess of the Fair Market Value (as determined by the Administrator in its sole discretion under the terms of the Plan) of the Common Units and other property received over the Exercise Price shall be treated as income from the provision of services.
(c)             Except as otherwise provided herein, capitalized terms used herein that are not expressly defined herein shall have the meanings set forth in the Plan.

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2.             Time for Exercise.
(a)             Subject to the provisions of the Plan and the provisions of this Agreement (including the requirement that the Optionee continue to serve as an employee of, or consultant, advisor or other service provider to, the Company on the dates set forth below), the Option will be exercisable in accordance with the following schedule, provided that the Optionee has not incurred a Termination of Employment or Service prior to the applicable lapse date:
(i)             on the first anniversary of the Grant Date, the Option will vest with respect to, and may be exercised for up to, ______  percent (____%) of the Common Units subject to the Option; and
(ii)             on each succeeding anniversary of the Grant Date, the Option will vest with respect to, and may be exercised for up to, an additional ______ percent (____%) of the Common Units subject to the Option, so that on the ____ anniversary of the Grant Date the Option shall be fully vested and exercisable in full.
To the extent not exercised, installments shall be cumulative and may be exercised in whole or in part.  If the Optionee incurs a Termination of Employment or Service for any reason, the Option shall not continue to vest after such Termination of Employment or Service.
(b)             Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, the Option shall become fully exercisable immediately prior to the occurrence of the Change in Control provided that the Optionee has not incurred a Termination of Employment or Service and continues to be employed by the Company or an Affiliate immediately prior to the occurrence of such Change in Control.  For purposes of this Agreement, the term "Change in Control" shall have the meaning ascribed to such term in any written employment agreement between the Optionee and the Company, as the same may be amended or modified from time to time, or if the Optionee is not a party to any such written employment agreement, then the term "Change in Control" shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:  (i) the consummation of any sale or other disposition, made by the then current Members (as that term is defined in the Company Agreement) determined immediately before such sale or other disposition, of all or substantially all of the issued Units (as that term is defined in the Company Agreement) after which such Persons do not Control, directly or indirectly, the Company; or (ii) the sale or other disposition of substantially all of the assets of the Company to any Person (or group of Persons acting together) which is not Controlled, directly or indirectly, by the Persons who comprise the Members immediately prior to such sale or other disposition.  For purposes of this Agreement, the term "Control" means, with respect to any Person, (i) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of such Person, and (ii) the right to direct the management or operations of such Person, directly or indirectly, whether through the ownership (directly or indirectly) of securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.  For the avoidance of doubt, an issuance of Units by the Company, as part of a financing transaction or otherwise, shall not constitute a Change in Control.
3.             Expiration.  The Option shall expire on the tenth (10th) anniversary of the Grant Date (the "Option General Expiration Date"); provided, however, that the Option may earlier terminate as provided in this Paragraph 3 and/or in Section 9 of the Plan.

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(a)             Upon the Optionee's Termination of Employment or Service, that portion of the Option that is not vested and exercisable will automatically terminate and become null and void on the date of such Termination of Employment or Service and that portion of the Option that is vested and exercisable will terminate in accordance with the following:
(i)             if the Optionee's employment or other service relationship with the Company is terminated for Cause (as defined below), the vested and exercisable portion of the Option will terminate and become null and void on the date of such Termination of Employment or Service, but in no event later than the Option General Expiration Date;
(ii)             if the Optionee's employment or other service relationship with the Company is terminated by reason of the Optionee's death or disability (as such term is defined in Section 22(e) of the Code), the vested and exercisable portion of the Option will terminate on the date that is six (6) months immediately following the date of such Termination of Employment or Service, but in no event later than the Option General Expiration Date; and
(iii)             if the Optionee's employment with the Company is terminated for any reason other than death, disability or Cause, the vested and exercisable portion of the Option will terminate on the date that is thirty (30) days immediately following the date of such Termination of Employment or Service, but in no event later than the Option General Expiration Date.
(b)             For purposes of this Agreement, the term "Cause" shall have the meaning ascribed to such term in any written employment agreement between the Optionee and the Company, as the same may be amended or modified from time to time, or if the Optionee is not a party to any such written employment agreement, then the term "Cause" shall mean (i) the Optionee's continued failure substantially to perform the Optionee's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten (10) days following notice by the Company to the Optionee of such failure, (ii) intentional dishonesty in the performance of the Optionee's duties to the Company, (iii) the Optionee's indictment for, conviction of, or plea of nolo contendere to a crime constituting (A) a felony under the laws of the United States or any state thereof or (B) a misdemeanor involving moral turpitude, (e) the Optionee's willful malfeasance or willful misconduct in connection with the Optionee's duties to the Company or any act or omission that is injurious to the financial condition or business reputation of the Company or any of its Affiliates, or (v) the Optionee's breach of the provisions of any non-competition and/or confidentiality agreement with the Company, or any other restrictive covenants in favor of the Company and/or its Affiliates to which the Optionee is subject.
4.             Method of Exercise.  The Option may be exercised by the Optionee at any time, or from time to time, in whole or in part, on or prior to the termination of the Option (as set forth in Paragraph 3 of this Agreement).  If the Optionee wishes to exercise the Option, in whole or part, the Optionee shall (a) deliver to the Company (Attention:  Chief Financial Officer) a fully completed and executed notice of exercise (the "Exercise Notice"), on such form as may hereinafter be designated by the Administrator in its sole discretion, specifying the exercise date and the number of Common Units to be purchased pursuant to such exercise and (b) remit to the Company in cash or by check, bank draft or money order payable to the order of the Company or on such other terms and conditions as may be acceptable to the Administrator in its sole discretion, the Exercise Price for the Common Units to be acquired on exercise of the Option, plus an amount sufficient to satisfy any withholding tax obligations of the Company and its Affiliates that arises in connection with such exercise (as determined by the Administrator).  The Company's obligation to deliver Common Units to the Optionee under this Agreement is subject to and conditioned upon the Optionee satisfying all tax obligations associated with the Optionee's receipt, holding and exercise of the Option.  The Company and its Affiliates, as applicable, shall be entitled to deduct from any payments otherwise due to the Optionee the amount necessary to satisfy all such taxes.  Upon full payment of the Exercise Price and satisfaction of all applicable tax obligations, and subject to the applicable terms and conditions of this Agreement, the Company shall cause the Common Units purchased hereunder to be issued to the Optionee.

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5.             Issuance of Units; Effect of Exercise.  Upon the exercise of all or a portion of the Option, subject to Paragraph 10 hereof, the Company shall, as soon as practicable after receipt of the Exercise Notice, (a) credit the Optionee's Capital Account (as such term is defined in the Company Agreement) with an amount equal to the aggregate Exercise Price paid by the Optionee, plus the amount of any income recognized by the Optionee in connection with such exercise as described in Paragraph 1(b) hereof, and (b) issue Common Units registered on its books and in its records in the name of the Optionee.  Furthermore, upon such exercise of the Option, the Optionee shall be treated as having received a cash payment equal to the amount so recognized as income, and such amount shall be treated as having been contributed by the Optionee to the Company, for purposes of determining the Optionee's share of the tax basis in the Company's assets for applicable income tax purposes.  Following the credit to the Optionee's Capital Account as described above, the Optionee shall be entitled to profits, losses and distributions of the Company attributable to such Common Units as determined under the Company Agreement on a going-forward basis as of the date of the Exercise Notice.
6.             Common Units Subject to Company Agreement.  The Optionee acknowledges and agrees that any Common Units acquired by the Optionee pursuant to this Agreement shall be subject to all of the terms and provisions of the Company Agreement and that any such Common Units may be transferred only in accordance with the terms of the Company Agreement.  Upon exercise of the Option, the Optionee will automatically become a party to the Company Agreement.  The Optionee agrees to execute, in connection with the exercise of the Option, such further documentation as reasonably requested by the Company or the Administrator to evidence the admission of the Optionee to the Company.
7.             Tax Withholding.  To the extent that the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option results in income to the Optionee for federal, state or local income, employment or other tax purposes with respect to which the Company or its Affiliates have a withholding obligation, the Optionee shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Administrator may require to meet such obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company and any Affiliate is authorized to withhold from the Common Units subject to the Option (based on the Fair Market Value of such Common Units as of the date the amount of tax to be withheld is determined) or from any cash or other remuneration then or thereafter payable to the Optionee any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation.  As of the Grant Date, the Company has no obligation under any federal, state or local income, employment or other tax law to withhold any taxes with respect to an independent contractor and, if the Optionee is characterized by the Company as an independent contractor, the Optionee acknowledges and agrees that, until any applicable tax laws are otherwise revised to expressly otherwise provide, he or she, and not the Company, is responsible for all tax reporting and payments with respect to the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option and the Optionee agrees to indemnify and hold the Company harmless from all costs and expenses incurred by the Company from the Optionee's failure to properly report and pay all taxes imposed on an independent contractor granted an option under the Plan.

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8.             No Fractional Units.  All provisions of this Agreement concern whole Common Units of the Company.  If the application of any provision hereunder would yield a fractional unit, such fractional unit shall be rounded down to the next whole unit if it is less than 0.5 and rounded up to the next whole unit if it is 0.5 or more.
9.             Capital Adjustments and Reorganizations. The existence of the Option shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other act or proceeding.
10.           Compliance With Legal Requirements.
(a)             The Option shall not be exercisable and no Common Units shall be issued or transferred pursuant to this Agreement or the Plan unless and until all tax withholding, if any, and legal requirements applicable to such issuance or transfer have, in the opinion of counsel to the Company, been satisfied.  Such legal requirements may include, but are not limited to, (i) registering or qualifying such Common Units under any state or federal law or under the rules of any stock exchange or trading system, (ii) satisfying any applicable law or rule relating to the transfer of unregistered securities or demonstrating the availability of an exemption from applicable laws, (iii) placing a restricted legend on the Common Units issued pursuant to the exercise of the Option, or (iv) obtaining the consent or approval of any governmental regulatory body.
(b)             The Optionee understands that the Company is under no obligation to register for resale the Common Units issued upon exercise of the Option.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any exercise of the Option and/or any resales by the Optionee or other subsequent transfers by the Optionee of any Common Units issued as a result of the exercise of the Option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Option and/or the Common Units underlying the Option and (iii) restrictions as to the use of a specified brokerage firm or other agent for exercising the Option and/or for such resales or other transfers.  The sale of the Common Units underlying the Option must also comply with other applicable laws and regulations governing the sale of such Common Units.
11.           Rights as a Member.  The Optionee shall not become or otherwise be treated as a Member with respect to any of the Common Units subject to the Option, except to the extent that such Common Units shall have been purchased by the Optionee and issued and transferred by the Company to the Optionee.

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12.           Assignment or Transfer Prohibited.  The Option may not be assigned or transferred otherwise than by will or by the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee or the Optionee's guardian or legal representative.  Neither the Option nor any right hereunder shall be subject to attachment, execution or other similar process.  In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option or any right hereunder, except as provided for herein, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Optionee, and the Option shall thereupon become null and void.
13.           Investment Intent.  The Optionee hereby represents that as of the dates any of the Common Units are acquired by the Optionee, such Common Units will be acquired for the Optionee's own account, for investment and not with a view to the distribution thereof.  The Optionee understands that the Common Units have not been registered under federal securities law pursuant to an exemption from the registration provisions thereof.  The Optionee hereby agrees that the Common Units that have been or will hereafter be acquired by the Optionee pursuant to an exemption from the registration provisions shall not be sold, transferred, pledged, or hypothecated unless the sale of or other transaction concerning such Common Units is registered under applicable federal law or unless there is furnished an opinion of counsel reasonably satisfactory to the Administrator that registration of such Common Units is not required.  The Optionee understands that the Company is under no obligation to register under applicable law the Common Units to be acquired under the Option, and that an exemption from registration may not be available in connection with any resale of any Common Units acquired.  The provisions of this paragraph shall remain in effect until, in the opinion of counsel for the Company, they are no longer required.
14.           Administrator Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Administrator in its sole and absolute discretion.  All decisions by the Administrator shall be final and binding.
15.           Application of the Plan and the Company Agreement.  The terms of this Agreement are governed by the terms of the Plan and the Company Agreement, as they exist on the date hereof and as the Plan and the Company Agreement are amended from time to time.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan or the Company Agreement, the terms of the Plan and the Company Agreement shall control, and in the event of any conflict between the provisions of the Plan and the Company Agreement, the terms of the Company Agreement shall control, except as expressly stated otherwise herein.  As used herein, the term "Section" generally refers to provisions within the Plan (except as otherwise indicated herein), and the term "Paragraph" refers to provisions of this Agreement.
16.           Employment or Service Relationship. For purposes of this Agreement, the Optionee shall be considered to be in the employment of the Company and its Affiliates as long as the Optionee has an employment relationship with the Company or its Affiliates or shall be considered to be a consultant, advisor or other service provider as long as the Optionee provides such services to the Company or its Affiliates.  The Administrator shall determine any questions as to whether and when there has been a termination of such employment or service relationship and whether and when a Termination of Employment or Service has occurred, and the cause of such termination, under the Plan, and the Administrator's determination shall be final and binding on all persons.

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17.           No Right to Continued Employment.  Nothing in the Plan, in this Agreement or any other instrument executed pursuant thereto or hereto shall confer upon the Optionee any right to continued employment with the Company or its Affiliates or the right to continue to provide consulting, advisory or other services to the Company or any of its Affiliates.  This Agreement is not an employment or service agreement, and no provision of this Agreement shall be construed or interpreted to create an employment or other service relationship between the Optionee and the Company or any of its Affiliates or guarantee the right to remain employed by or to continue to provide services to the Company or any of its Affiliates, for any specified term or require the Company or any of its Affiliates to employ or utilize the services of Optionee for any period of time.
18.           Further Assurances.  Each party hereto shall cooperate with each other party, shall do and perform or cause to be done and performed all further acts and things, and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan.
19.           Entire Agreement.  This Agreement, the Plan and the Company Agreement together set forth the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior oral and written and all contemporaneous or subsequent oral discussions, agreements and understandings of any kind or nature.
20.             Successors and Assigns.  Subject to the limitations which this Agreement imposes upon the transferability of the Option granted hereby, the provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and the Optionee and the Optionee's legal representatives, heirs, legatees, distributees, and permitted assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement or the Company Agreement and agreed in writing to join herein or therein and be bound by the terms and conditions hereof and the Company Agreement.
21.           Gender and Number.  If the context requires, words of one gender when used in this Agreement will include the other genders, and words used in the singular or plural will include the other.
22.           Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
23.           Headings.  Headings of Paragraphs are included for convenience of reference only and do not constitute part of this Agreement and shall not be used in construing the terms and provisions of this Agreement.
24.           Governing Law.  This Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law provisions.

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25.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
C-BOND SYSTEMS, LLC

By:  ______________________________
Name:  ____________________________
 Title:  _____________________________
Accepted and Agreed:

_____________________________________________
 Optionee's Name:

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